CHESAPEAKE ENERGY CORPORATION

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

(405) 848-8000

September 29, 2021

Via Edgar

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Anuja Majmudar

Re:	Chesapeake Energy Corporation
Registration Statement on Form S-4
File No. 333-259252

Ladies and Gentlemen:

Chesapeake Energy Corporation (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 3:00 P.M., Washington, D.C. time, on October 1, 2021 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Very truly yours,

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Benjamin E. Russ
Benjamin E. Russ
Executive Vice President, General Counsel and Corporate Secretary

Cc:	William N. Finnegan IV, Latham & Watkins LLP
Kevin M. Richardson, Latham & Watkins LLP